Dear Shareholders and Employees,

We are writing to provide you with an update on recent developments at CIB Marine Bancshares, Inc. (CIB Marine). As discussed during the shareholder informational meeting held in February, our primary goals for 2006 include taking action to return the company to profitability and addressing regulatory matters.

Return to Profitability
While the company does not expect to be profitable in 2006, the following steps have been taken to improve the financial condition of CIB Marine and position the company to return to profitability: implementation of strategies to increase the level and quality of our loan portfolio, reducing overhead expenses, and improving the net interest margin.

Loan Portfolio Strategies

•	Our banks have hired experienced lenders in the Arizona, Central Illinois, Florida and Nevada markets and are actively recruiting additional lenders for the Florida, Central Illinois, and Wisconsin markets;

•	In June, Marine Bank and Central Illinois Bank purchased approximately $48 million of home equity loans from an unaffiliated financial institution, and we are evaluating other similar asset purchases;

•	Our banks have purchased a number of loan participations from unaffiliated third parties and are pursuing additional purchases; and

•	We have expanded our mortgage lending programs and our subsidiary banks are actively marketing these products. We are also in the process of enhancing our private banking products and services.

As a result of continued actions taken to improve the quality of the loan portfolio, the level of non-performing assets continues to decrease, and was $26.6 million at June 30, 2006, compared to $36.0 million at December 31, 2005 and $58.9 million at December 31, 2004.

We encourage you to use our banks for all of your personal and professional banking needs, and to refer your friends and business associates to CIB Marine. Please review the enclosed marketing brochure which provides additional information regarding our expanded product line and a list of our branch locations.

Reduction of Overhead Expenses

•	Compensation and Benefits Expenses

During 2004, CIB Marine made the difficult but necessary decision to implement a reduction in force program (RIF Program) as the result of the decrease in the size of the company. The RIF Program is now substantially complete, and through June 30, 2006, resulted in the reduction of annual salaries of approximately $6.1 million, and the reduction of the workforce by 149 employees. As of June 30, 2006, CIB Marine and its subsidiaries had 340 total employees. Severance expenses related to the RIF Program were approximately $1.1 million.

Many of the employees affected by the RIF Program were instrumental in moving the company forward, and we are thankful and appreciative for their contributions. We would also like to take this opportunity to recognize and thank our existing staff for their continued dedication and efforts in helping the company achieve its goals.

•	Branch Sales

During 2005, management began evaluating the effectiveness of our branch network, and determined that we could achieve operating expense savings and more sharply define our market focus by selling and/or closing certain of our branch facilities. Accordingly, in 2005, we closed facilities in Peoria, IL, Indianapolis, IN and Miami, FL, and sold our Sebring, FL facility. During 2006, we closed an additional facility in Indianapolis, and sold facilities in Omaha, NE; Grafton, WI; and Arthur and Lincoln, IL. We have also signed agreements to sell the Rantoul and Springfield, IL branch facilities, and we expect the sales to be completed during the fourth quarter. The estimated net gain for the branch sales which have and are expected to occur approximates $3.1 million. In addition, annual overhead expenses are expected to be reduced by approximately $2.7 million as a result of these sales and closures.

•	Charter Consolidations

In furtherance of our expense reduction strategy and to streamline various functions and services within the company, CIB Marine completed the consolidation of both Marine Bank FSB and CIB Bank – Indiana into Marine Bank – Wisconsin, in March and August 2006, respectively. As a result of the consolidations, CIB Marine has three separately chartered banking organizations:

Bank Name	Total Assets (as of August 31, 2006)

Central Illinois Bank	$517 million

Marine Bank	$376 million

Citrus Bank, N.A.	$132 million

•	Other Expense Reductions

We also anticipate future reductions to occur in the following expenses: FDIC insurance premiums as we continue to improve the risk profile of the company; legal fees as outstanding matters are resolved; and accounting fees once we complete the outstanding audits and are current with our SEC filings.

Net Interest Margin Improvement
Management has been working to improve CIB Marine’s net interest margin (NIM), which is the difference between interest income and interest expense, expressed as a percentage of average earning assets. Although the NIM has moderately improved, in order to continue this improvement, CIB Marine needs to steadily and safely grow its loan portfolio, and further improve the mix and cost of its deposit base. To reduce interest expense, CIB Marine has reduced our reliance on certificates of deposit, brokered deposits and borrowed funds; implemented strategies to promote checking and money market deposit accounts; and implemented pricing strategies to improve the cost of deposit products and the retention of banking relationships.

Regulatory Matters

Orders and Agreements
We are pleased to report that as a result of the hard work and dedication of many of our employees, the financial condition of Citrus Bank continues to improve. As a result of these efforts, the Office of the Comptroller of Currency terminated the Written Agreement on September 22, 2006 and Citrus Bank is no longer subject to any regulatory agreement or order.

CIB Marine is committed to working through its remaining regulatory orders and agreement, which currently include a Cease and Desist order at Central Illinois Bank, a Memorandum of Understanding at Marine Bank, and a Written Agreement at CIB Marine. The key to resolving the outstanding regulatory matters is our return to profitability.

SEC Filings
As of the date of this letter, we are diligently working towards completing the audit of our 2004 financial statements and expect to file the 2004 Annual Report on Form 10-K during the fourth quarter of 2006. The audit of the 2005 financial statements has already begun, and we currently expect the audit to be completed and the related Form 10-K to be filed by the end of the first quarter of 2007. Once all of our SEC filings are current, it is our intention to hold a Meeting of Shareholders.

Other Important Updates

2006 Preliminary Unaudited Financial Results
Our estimate of CIB Marine’s results of operations (unaudited) for the six months ended June 30, 2006 is a net loss of approximately $3.8 million as compared to a loss of approximately $7.3 million for the six months ended June 30, 2005. Total assets were $1.1 billion at both June 30, 2006 and at December 31, 2005. Total stockholders’ equity was $75.8 million at June 30, 2006 as compared to $85 million at December 31, 2005. The estimated book value per share at June 30, 2006 was $4.13 as compared to $4.63 at December 31, 2005. Please note that these amounts and other financial information disclosed in this letter are unaudited and subject to change based upon the completion of our audits.

Director and Senior Officer Appointments
CIB Marine continues to add depth and experience to its boards of directors and management team. In May, Central Illinois Bank named the following directors to its Board: R. Alan Gleghorn, Timothy P. Harrington, and Ronald E. Rhoades, each of whom is a resident of the Champaign-Urbana market. In July, Marine Bank named Charles Baker, a resident of the Milwaukee area, to its Board. These individuals bring a wealth of business experience and expertise to their respective boards.

In April, John P. Hickey, who has twenty years of banking experience, was named President and CEO of Marine Bank. Mr. Hickey’s experience in retail banking and consumer lending has also proven to be beneficial to CIB Marine, as Mr. Hickey was an instrumental part of the team that was responsible for the acquisition of home equity loans and the further development of our mortgage and private banking initiatives. In August, Merlon Schuneman was hired to serve as Senior Vice President – Commercial Lending to provide support to the lenders in each of CIB Marine’s markets, to assist with various credit initiatives, and to develop cash management activities throughout the company. Mr. Schuneman, who has over twenty-six years of financial services experience, is also responsible for managing the Western market of Marine Bank as the result of the recent resignation of Jerry Schwallier who served as Western Market President. In addition, employees with significant talent have been added in various positions in each market.

Over the past two years, CIB Marine has taken a number of actions to improve the financial condition of the company, and has made significant progress in positioning the company for the future. This progress is evidenced by improved capital, asset quality, and liquidity positions. Returning to profitability is currently the primary focus of the company, and we are hopeful that through these described actions and your continued support of CIB Marine and our subsidiary banks, we will continue to make significant improvement toward returning your company to profitability.

Sincerely,

Stanley J. Calderon
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. For information about factors that could affect actual results, please refer to CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2003, including the information under the caption “Forward Looking Statements.”